Exhibit 99.1

MicroVision Announces 2012 Results and 2013 Objectives

Company achieves 49 percent year over year revenue growth and 26 percent reduction in cash used in operations

REDMOND, Wash.--(BUSINESS WIRE)--February 27, 2013--MicroVision, Inc. (NASDAQ:MVIS), a leader in innovative ultra-miniature projection display technology, today announced its 2012 operating and financial results and an overview of its 2013 business objectives.

2012 Notable Operating Achievements

In 2012, MicroVision saw year over year revenue growth of 49 percent and a 26 percent decrease in cash used in operations. These improved operating results are related to fulfillment of existing orders and the transition to and restructuring around the company’s “Image by PicoP®” ingredient brand licensing model. Transitioning to this business model whereby MicroVision licenses its patented PicoP® display technology, sells key components and receives royalties was one of the company’s three key goals for 2012.

Under this licensing business model, MicroVision had fourth quarter revenue of $2.7 million primarily from fulfillment of orders to Pioneer Corporation. High-definition PicoP® Gen2 display engines based on direct green lasers were brought to market as part of Pioneer’s Carozzeria Cyber Navi car navigation system, the world’s first head-up display (HUD) to project augmented reality information in front of the windshield. With the July 2012 introduction of this product, MicroVision achieved its second 2012 goal to launch PicoP Gen2 display technology. The company also continued advancing PicoP display technology defining a path for higher brightness, lower power consumption, smaller size, lower cost and advanced features.

MicroVision made significant progress as well in pursuit of its third goal for 2012 to secure original equipment manufacturer (OEM) commitments to design products using PicoP display technology. The company shipped samples for evaluation to more than 50 customers, the majority of which are in MicroVision’s primary target markets of consumer electronics (CE) and automotive. Initial shipments began in late February last year and escalated as the year progressed. The bulk of the samples were shipped in the second half of 2012.

Delivery of samples for evaluation is the first step in the company’s design win process which encompasses multiple phases including evaluation, negotiation, product development and commercialization. MicroVision has moved to the negotiation phase with its top priority customers from those that indicated a desire to move forward following the evaluation phase. The company also continues to engage with other customers as they evaluate the technology.

“The progress we made in 2012 to advance PicoP display technology, improve our operating results and transition to our licensing business model form a solid foundation for further advancement with OEMs in 2013,” said Alexander Tokman, president and CEO of MicroVision. “We are in discussions with multiple OEMs in our target markets and with ODMs and suppliers who can enable OEMs to integrate PicoP display technology into their products.”

2012 Financial Results

MicroVision reported the following financial results for the fourth quarter and year ended December 31, 2012, compared to the same periods one year ago.

  Grew annual revenue to $8.4 million in 2012, compared to $5.6 million in 2011. Revenue for the fourth quarter of 2012 was $2.7 million, compared to $1.5 million for the same quarter in 2011.
  Reduced operating loss to $22.9 million for 2012, compared to $36.0 million in 2011, and $4.1 million for the fourth quarter of 2012, compared to $9.9 million for the same quarter in 2011. The decrease in operating loss for 2012 was driven by higher margins on shipments to Pioneer and lower operating cost associated with transitioning to an ingredient brand licensing strategy.
  Reduced net loss to $22.7 million, or $1.05 per share, compared to $35.8 million, or $2.57 per share for the prior year and $4.1 million, or $0.16 per share, compared to $9.8 million, or $.62 per share for the same quarter a year ago.
  Decreased cash used in operations to $20.6 million in 2012, compared to $27.9 million for 2011, reflecting a 26% decrease from a year ago.

As of December 31, 2012, backlog was $1.8 million and cash and cash equivalents were $6.8 million.

2013 Objectives and Outlook

MicroVision’s key goals for 2013 include:

  Secure design wins and enter into licensing agreements.
  Strengthen the supply chain for key components of PicoP display technology to offer multiple sources to OEMs as they prepare to bring their products to market.
  Aggressively manage cash used in operations.

The ecosystem for pico projection continues to evolve and 2012 saw significant forward movement. Studies continue to show that consumer consumption of video on mobile devices is rapidly increasing. According to Cisco’s recently published Visual Networking Index, mobile video will generate over 66 percent of mobile data traffic by 2017 and have the highest compound annual growth rate of any mobile application category in Cisco’s forecast. The Harvard Business Review also recently published an article that broke down consumer use of mobile devices into what the study deemed seven primary motivations with the vast majority of the use being dedicated to “me time” for relaxation and entertainment including viewing of short videos. The finding that 68% of time engaged in this activity takes place at home indicates that accessing web-based content from a mobile device is becoming an intrinsic use case for people, not a convenience model when away from a desktop.

These trends along with the increasing availability of smartphones with video-out capabilities and the number of smartphones touting larger screen size as a selling feature are all factors that could pave the way for increased demand for pico projection. Achieving the commercialization milestone for PicoP Gen2 display technology and the availability of direct green lasers from two sources with additional suppliers indicating their intentions to enter the market are factors that strengthen the potential for adoption of PicoP display technology by OEMs.

Conference Call

The company will host a conference call today to discuss its financial and operating results for 2012, 2013 business objectives and current business operations at 8:30 a.m. ET / 5:30 a.m. PT. Participants may join the conference call by dialing 800-446-1671 (for U.S. participants) or +1-847-413-3362 (for international participants) ten minutes prior to the start of the call. The conference call pass code number is 34315398. A live webcast of the call can be accessed from the investor page of the company’s web site. A replay of this call will be available after 8:00 a.m. PT the day of the conference call through the same link or by calling 888-843-7419 (U.S.) or (International) +1-630-652-3042, pass code 34315398#.

About MicroVision

MicroVision is the creator of PicoP® display technology, an ultra-miniature laser projection solution for mobile consumer electronics, automotive head-up displays and other applications. MicroVision’s patented display technology helps OEMs break down display boundaries and offer enhanced visibility to mobile experiences. Nearly two decades of research has led MicroVision to become an independently recognized leader in the development of intellectual property. MicroVision’s IP portfolio has been recognized by the Patent Board as a top 50 IP portfolio among global industrial companies and is also included in the Ocean Tomo 300 Patent Index. The company is based in Redmond, Wash.

For more information, visit the company’s website at www.microvision.com, on Facebook at www.facebook.com/MicroVisionInc or follow MicroVision on Twitter at @MicroVision.

MicroVision and PicoP are trademarks of MicroVision, Inc. in the United States and other countries. All other trademarks are the properties of their respective owners.

Forward-Looking Statements

Certain statements contained in this release, including those relating to future product development and commercial contracting, operating results, and product commercialization, which includes the risk that no definitive agreements result from the memorandum of understanding, and those using words such as “goals,” “could,” “potential,” and “will” are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company’s forward-looking statements include the following: our ability to raise additional capital when needed; our or our customers’ failure to perform under open purchase orders; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims; and other risk factors identified from time to time in the company’s SEC reports, including the company’s Annual Report on Form 10-K filed with the SEC. Except as expressly required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

MicroVision, Inc.

Balance Sheet
(In thousands)
(Unaudited)
	December 31,	December 31,
	2012	2011

Assets
Current Assets
Cash and cash equivalents	$6,850	$13,075
Accounts receivable, net of allowances	1,115	463
Costs and estimated earnings in excess of billings on uncompleted contracts	12	70
Inventory	497	4,254
Other current assets	1,221	793
Total current assets	9,695	18,655

Property and equipment, net	1,205	2,347
Restricted cash	436	786
Intangible assets	1,580	2,048
Other assets	22	34
Total assets	$12,938	$23,870

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$3,035	$7,341
Accrued liabilities	4,007	5,113
Deferred revenue	609	-
Billings in excess of costs and estimated earnings on uncompleted contracts	98	156
Current portion of capital lease obligations	48	39
Current portion of long-term debt	67	93
Total current liabilities	7,864	12,742

Capital lease obligations, net of current portion	20	72
Long-term debt, net of current portion	-	67
Deferred rent, net of current portion	-	187
Total liabilities	7,884	13,068

Commitments and contingencies

Shareholders' Equity
Common stock at par value	25	17
Additional paid-in capital	442,560	425,658
Accumulated other comprehensive loss	-	(35)
Accumulated deficit	(437,531)	(414,838)
Total shareholders' equity	5,054	10,802
Total liabilities and shareholders' equity	$12,938	$23,870

MicroVision, Inc.

Statement of Operations
(In thousands, except earnings per share data)
(Unaudited)

	Three months ended Dec. 31,		Twelve months ended Dec. 31,
	2012	2011	2012	2011

Product revenue	$2,405	$1,023	$6,782	$4,338
Contract revenue	322	481	1,583	1,279
Total revenue	2,727	1,504	8,365	5,617

Cost of product revenue	1,304	3,932	6,085	11,640
Cost of contract revenue	185	494	839	1,425
Total cost of revenue	1,489	4,426	6,924	13,065

Gross margin	1,238	(2,922)	1,441	(7,448)

Research and development expense	2,871	3,833	13,135	15,279
Sales, marketing, general and administrative expense	2,475	3,132	11,252	13,314
Gain on disposal of fixed assets	(32)	-	(79)	(11)
Total operating expenses	5,314	6,965	24,308	28,582

Loss from operations	(4,076)	(9,887)	(22,867)	(36,030)

Other income (expense)	2	81	174	222

Net loss	$(4,074)	$(9,806)	$(22,693)	$(35,808)

Net loss per share - basic and diluted	$(0.16)	$(0.62)	$(1.05)	$(2.57)

Weighted-average shares outstanding - basic and diluted	25,135	15,880	21,595	13,919

CONTACT:
MicroVision, Inc.
Dawn Goetter, 425-882-6629 (investors)
or
Edelman
Callie Bruhn, 503-471-6816 (media/PR)